Exhibit 10.20

DELTIC TIMBER CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated

Effective as of January 1, 2005

DELTIC TIMBER CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2005

Table of Contents

Article	Title	Page
I	Definitions	I-1

II	Administration	II-1

III	Eligibility	III-1

IV	Restored Thrift Plan Benefit	IV-1

V	Restored Pension Plan Benefit	V-1

VI	Supplemental Plan Benefits	VI-1

VII	Amendment and Termination	VII-1

VIII	Miscellaneous	VIII-1

DELTIC TIMBER CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2005

PURPOSE

Deltic Timber Corporation (the “Company”) hereby amends and restates the Deltic Timber Corporation Supplemental Executive Retirement Plan, effective as of January 1, 2005 (the “Plan”). The purpose of this Plan is to restore Pension Plan and Thrift Plan benefits that cannot be paid under the Pension Plan and the Thrift Plan due to limitations imposed by the Code, and to comply with the terms of any agreements to provide Supplemental Plan Benefits under Article VI.

The Plan is being amended and restated to comply with the requirements of Code Section 409A and the regulations issued thereunder, with respect to amounts deferred on and after January 1, 2005. Any changes made to the Plan through this amendment and restatement that relate to such requirements shall be effective as of January 1, 2005. The provisions of the Plan relating to amounts deferred prior to January 1, 2005 shall not be affected in any way by the changes being made through this restatement, it being expressly intended that such amounts shall remain exempt from the requirements of Code Section 409A. To the extent required under Code Section 409A and applicable regulations, any new payment event or form of payment adopted during 2006 in conjunction with this amendment and restatement shall not cause a payment to be made to a Participant during 2006 that was not otherwise scheduled to be paid in 2006, nor cause a payment otherwise payable in 2006 to be paid in a subsequent year; in the event such new payment event would provide for payment during 2006, no payment shall be made in accordance with the event until January 1, 2007.

The Plan constitutes an unsecured promise by the Company or an Adopting Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Adopting Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or an Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE I

Definitions

(a) “Account or Accounts” shall mean a Participant’s Deferred Compensation Account, Employer Matching Account, or Grandfathered Account.

(b) “Actuarial Equivalent” or “Actuarially Equivalent” shall mean equality in value of the aggregate amounts expected to be received under different manners of payment applying reasonable interest rate and mortality assumptions.

(c) “Adopting Employer” shall mean a Related Employer that has elected, with the consent of the Board of Directors of the Company, to adopt the Plan.

(d) “Applicable Code Provisions” shall mean any and all limitations imposed under Code Sections 401(a)(4), 401(a)(17), 402(g), 401(k), 401(m), and 415.

(e) “Basic Pension Plan Benefit” shall mean the amount of pension payable in the normal form to the Participant under the Pension Plan after reduction to comply with the Applicable Code Provisions.

(f) “Beneficiary” shall mean the person or persons designated by a Participant upon such forms as shall be provided by the Committee, to receive any benefits payable under the Plan after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with the Participant, then the Beneficiary shall be, in the following order of preference (i) the Participant’s surviving spouse, or (ii) the Participant’s estate. In the event of any dispute as to the entitlement of any Beneficiary, the Committee’s determination shall be final, and the Committee may withhold any payment until such dispute has been resolved.

(g) “Board” or “Board of Directors” shall mean the board of directors of a Participating Employer.

(h) “Change in Control” shall mean (i) a change in the ownership of the Corporation occurring as the result of a person, or more than one person acting as a group, acquiring ownership of stock of the Corporation which, when combined with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Corporation, provided the person or group was not considered as owning more than fifty percent (50%) of the value or voting power prior to the acquisition, (ii) a change in the effective control of the Corporation occurring (A) as the result of a person, or more than one person acting as a group, acquiring ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the total voting power of stock of the Corporation, or (B) as the result of the replacement of a majority of the members of the Board during a twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation occurring as the result of a person, or more than one person acting as a group, acquiring assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Corporation immediately prior to such acquisition. Whether a Change in Control has occurred shall be governed by regulations issued under Code Section 409A.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Committee” shall mean the persons designated by the Board of the Company as the Administrative Committee for the Plan pursuant to Article II.

(k) “Company” shall mean Deltic Timber Corporation, a Delaware corporation, and its successors.

(l) “Compensation” shall mean the Participant’s compensation as that term is defined under the Thrift Plan for purposes of elective deferrals to such plan.

(m) “Corporation” shall mean, for purposes of determining whether a Change in Control event has occurred, (i) the corporation for whom the Participant is performing services; (ii) the corporation that is liable for the payment of the deferred compensation to the Participant (or all corporations so liable if more than one corporation is liable); or (iii) a corporation that owns more than fifty percent (50%) of the total fair market value and total voting power of the corporation described in (i) or (ii), or any corporation in a chain of corporations in which each corporation owns more than fifty percent (50%) of such value and voting power of another corporation in the chain, ending in a corporation described in (i) or (ii).

(n) “Deferred Compensation Account” shall mean an account established to record any Compensation deferred by a Participant to this Plan on or after January 1, 2005, and any hypothetical earnings on such amounts.

(o) “Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participating Employer. The Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

(p) “Employer” shall mean the Company and any Related Employer.

(q) “Employer Matching Account” shall mean an account established to record any employer matching contributions credited for a Participant under the Plan with respect to amounts deferred to the Plan on or after January 1, 2005, and any hypothetical earnings on such amounts.

(r) “Fixed Date” shall mean the first day of a calendar year specified by a Participant in his deferral election form, upon which a distribution of the Restored Thrift Plan Benefit may be made to the Participant.

(s) “Grandfathered Account” shall mean any amounts deferred by a Participant prior to January 1, 2005, or credited for his benefit as employer matching contributions with respect to such deferrals, and any hypothetical earnings on such amounts. The Grandfathered Account shall include any account-balance-type benefits transferred to the Plan from the Murphy Oil Corporation Supplemental Executive Retirement Plan.

(t) “Grandfathered Benefit” shall mean the benefit, if any, provided under Article V that was earned and vested as of December 31, 2004, including any benefit transferred to the Plan from the Murphy Oil Corporation Supplemental Executive Retirement Plan. The Grandfathered Benefit shall be equal to the present value as of December 31, 2004, of the Pension Plan Benefit which the Participant would have been entitled to receive under the Plan if the Participant had voluntarily terminated services with the Employer without cause on December 31, 2004 and received payment of the benefits with the maximum value available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services. Such Grandfathered Benefit shall be increased for any subsequent calendar year to equal the present value of the benefit the Participant actually becomes entitled to receive, determined under the terms of the Plan as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004.

(u) “Identification Date” shall mean December 31 of any calendar year.

(v) “Participant” shall mean any employee of a Participating Employer who is covered by this Plan as provided in Article III.

(w) “Participating Employer” shall mean the Company and each Adopting Employer.

(x) “Pension Plan” shall mean the Retirement Plan of Deltic Timber Corporation, as it may be amended from time to time.

(y) “Plan” shall mean the Deltic Timber Corporation Supplemental Executive Retirement Plan, originally effective as of January 1, 1997, as it has been or may be amended from time to time.

(z) “Plan Year” shall mean the 12-month period ending on December 31.

(aa) “Related Employer” shall mean any entity that is part of a controlled group of corporations that includes the Company within the meaning of section 414(b) of the Code or that is part of a group of trades or businesses under common control with the Company within the meaning of section 414(c) of the Code.

(bb) “Restored Pension Plan Benefit” shall mean the benefit, if any, provided under Article V, including any applicable Grandfathered Benefit.

(cc) “Restored Thrift Plan Benefit” shall mean the benefit, if any, provided under Article IV.

(dd) “Separation from Service” shall mean the voluntary or involuntary termination of employment of the Participant from the Employer. A Separation from Service shall not have occurred (i) if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, (ii) if the Participant has a right to reemployment with the Employer pursuant to statute or contract, or (iii) if the Employee and Employer intend that the Employee continue to provide more than insignificant services to the Employer.

(ee) “Specified Employee” shall mean a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Employer if, as of the date the employee Separates from Service with the Employer, any stock of the Employer is publicly traded on an established securities market or otherwise. An Employee shall be a Specified Employee only if the Employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on the Identification Date, and only for the 12-month period beginning on the first day of the fourth month following the applicable Identification Date.

(ff) “Supplemental Plan Benefits” shall mean the benefits, if any, provided under Article VI hereof.

(gg) “Thrift Plan” shall mean the Thrift Plan of Deltic Timber Corporation, as it may be amended from time to time.

(hh) “Trust” shall mean a trust agreement established by the Company to hold assets for the purpose of defraying its obligations to Participants in accordance with Section VIII(a), if any.

(ii) “Trustee” shall mean the persons or entity appointed to serve as the trustee of the Trust.

(jj) “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. No Unforeseeable Emergency shall be deemed to exist for purposes of the Plan if the emergency can be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of deferrals to the Plan.

ARTICLE II

Administration

(a) Administrative Committee. The Board of Directors of the Company shall appoint a committee to administer the Plan. If no such appointment has been made, the Company shall serve as the Committee. The Committee shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the following powers:

(1) To determine all questions relating to the eligibility of employees to participate or continue to participate;

(2) To maintain all records and books of account necessary for the administration of the Plan;

(3) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(4) To compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

(5) To process claims for benefits under the Plan by Participants or beneficiaries;

(6) To engage consultants and professionals to assist the Committee in carrying out its duties under this Plan; and

(7) To develop and maintain such instruments as may be deemed necessary from time to time by the Committee to facilitate payment of benefits under the Plan.

(b) Committee’s Authority. The Committee may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Committee shall have the full authority and discretion to act, and the Committee’s actions shall be final and conclusive on all parties.

(c) Claims Procedure. A Participant or beneficiary, or his or her duly authorized representative (“Claimant”), may file a claim for a benefit under the Plan, and may appeal the denial of a claim. All claims and appeals should be filed directly with the Committee. All decisions will be made in accordance with the provisions of the Plan and Department of Labor Regulations Section 2560.503-1 (the “Regulation”).

(1) Claims Other Than for Disability Benefits. If a claim is for a benefit other than for a “disability benefit” (as defined in the Regulation), the following additional rules will apply:

(A) Notice of Decision. The Committee will notify the Claimant of its decision with respect to a claim in writing or electronically. The notification will be written in a manner calculated to be understood by the Claimant. If the claim is wholly or partially denied, the notification will contain (i) specific reasons for the denial, (ii) specific reference to the pertinent provisions of the Plan upon which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary, and (iv) an explanation of the steps to be taken if the Claimant wishes to submit a request for review of the claim, as set forth in (B) below. The notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances make it impossible to decide the claim within 90 days and the Committee notifies the Claimant in writing of the extension prior to the end of the first 90-day period). If a decision is not provided within the 90 or 180-day period, the claim will be considered denied as of the last day of such period and the Claimant may request a review of the claim, as provided in (B) below.

(B) Review Procedure. Within 60 days after the date the Claimant is notified of a denied claim (or, if applicable, within 60 days after the date on which the claim is treated as denied), the Claimant may file a written request with the Committee for a review of the denied claim. The Claimant may also make a written request for access to and copies of pertinent documents in the possession of the Committee, free of charge. The Claimant may submit with the written request for review comments, documents, records and other information, and those materials will be considered by the Committee, regardless of whether they were submitted with or considered in the initial benefit determination. The Committee will notify the Claimant of its decision in writing. The notification will be written in a manner calculated to be understood by the Claimant and will contain (i) specific reasons for the decision and (ii) specific reference to the pertinent provisions of the Plan upon which the decision is based. The notification will be given within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to the Claimant within the initial 60-day period). If a decision is not made within the 60 or 120-day period, the claim will be considered denied. Upon a final adverse determination on review, the Claimant will be permitted to bring a civil action under ERISA Section 502(a).

(2) Special Rules for Disability Benefits. If a claim is for a “disability benefit” (as defined in the Regulation), the claim will be processed as specified in paragraph (1) above, except that the following additional rules will apply:

(A) Notice of Decision. The Committee will notify the Claimant of its decision within 45 days of receipt of the claim. The 45-day period may be extended for an additional 30 days if the extension is necessary due to matters beyond the control of the Committee, and the Committee notifies the Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension and the date by which the Committee expects to render a decision. The 30-day extension period can be extended for a second period of 30 days due to matters beyond the control of the Committee, provided the Committee again notifies the Claimant prior to the expiration of the first extension period in the same manner as for the first extension. If the Claimant is asked to provide additional information so that the claim can be adjudicated, the Claimant will have 45 days to provide the additional information. In the case of an adverse determination with respect to a claim, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the decision, the Committee will notify the Claimant that such a rule, guideline, protocol or other similar criterion was relied on, and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon written request.

(B) Review Procedure. A Claimant will have 180 days following the receipt of an adverse determination involving a disability benefit to request a review of the determination. If a review of the adverse decision is requested:

(i) No deference will be given to the initial decision, and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the initial decision nor a subordinate of that individual.

(ii) If the initial decision was based in whole or in part on a medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

(iii) The Committee will provide to the Claimant the identity of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse determination, without regard to whether the advice was relied on in making the determination.

(iv) Any health care professional engaged for purposes of reviewing the initial decision will be an individual who is neither an individual who was consulted in connection with the initial decision, nor a subordinate of that individual.

(v) The Committee must notify the Claimant of its decision on review within 45 days after the request for review is received, or within 90 days if special circumstances require an extension of time, the Claimant is given written notice of the extension within the first 45-day period, and the notice describes the special circumstances and indicates the date a decision is expected to be made.

ARTICLE III

Eligibility

An employee of a Participating Employer whose Pension Plan Benefit or Thrift Plan Benefit is limited by the Applicable Code Provisions, or who has entered into an agreement with a Participating Employer providing for Supplemental Plan Benefits, shall be a Participant in the Plan. Notwithstanding anything to the contrary in this Article III, (i) only the officers of the Company shall be allowed to participate in the Plan with respect to Restored Thrift Plan Benefits, and (ii) an employee whose Pension Plan or Thrift Plan Benefit is limited by an Applicable Code Provision other than Code Section 415, or who has an agreement providing for Supplemental Plan Benefits, must be part of a select group of management or highly compensated employees to participate in the Plan.

An employee who is eligible to participate in the Plan must, as a condition to becoming a Participant, complete such applications and other forms as requested by the Committee, and must submit to such physical examinations as may be required in order for the Participating Employer to purchase, at its discretion, one or more life insurance policies on the life of the Participant, in such amounts as the Committee shall determine.

III-1

ARTICLE IV

Restored Thrift Plan Benefit

(a) General. A Participant’s Restored Thrift Plan Benefit shall consist of any amounts credited to his Deferred Compensation Account under paragraph (b), his Employer Matching Account under paragraph (c), or his Grandfathered Account.

(b) Deferred Compensation.

(1) Any Participant may elect to defer, for a calendar year, that amount of his Compensation to be earned during such calendar year that he has elected to defer to the Thrift Plan but which cannot be deferred to the Thrift Plan because of the Applicable Code Provisions, which amounts shall be credited to his Deferred Compensation Account. Any deferral election under this subparagraph (1) shall be in writing, signed by the Participant, and delivered to the Committee within such times prior to the beginning of the calendar year as the Committee shall specify.

(2) An employee who first becomes eligible to defer Compensation to the Plan on or after the beginning of a calendar year shall be permitted to file a deferral election form with the Committee within the thirty (30) day period following his or her initial eligibility to participate, provided such election applies only to Compensation payable with respect to services to be performed subsequent to the date the election is filed with the Committee. Any election that relates to Compensation that is earned based upon a specified performance period shall be deemed to apply to Compensation paid for services performed subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by a fraction, the numerator of which is the number of days remaining in the performance period and the denominator of which is the total number of days in the performance period.

(3) A deferral election made under this Article IV shall be irrevocable during the period to which it relates; provided, however, the Committee shall cancel a deferral election if the Participant experiences an Unforeseeable Emergency under the Plan or a financial hardship under the Thrift Plan.

(4) Any election by a Participant under this Article IV shall be made on a form or forms prescribed by the Committee (the terms of which are incorporated herein by reference), and shall specify the amount of Compensation to be deferred.

(5) Notwithstanding anything to the contrary in this Article IV, a Participant shall be permitted to elect to defer Compensation relating to services performed on or before December 31, 2005, provided a written deferral election is submitted to the Committee on or before March 15, 2005.

(c) Employer Match. If, during any Plan Year, the matching employer contribution under the Thrift Plan is limited by Applicable Code Provisions, the difference between (i) the matching employer contribution that would have been made to the Thrift Plan for the Participant but for the Applicable Code Provisions, and (ii) the matching employer contribution actually made to the Thrift Plan for such Plan Year, shall be credited to the Participant’s Employer Matching Account. In addition, in the event that matching employer contributions under the Thrift Plan are not made because of an Applicable Code Provision limiting the Participant’s salary reduction election under the Thrift Plan, then the Participant’s Compensation deferrals hereunder shall be treated as deferrals under the Thrift Plan that cannot be matched thereunder and this “lost” matching contribution shall be provided for such Participant under this Plan. Each Participant must file an election as to the time and form of payment of any amounts credited to his Employer Matching Account under the Plan. Such election shall be in writing, signed by the Participant, and delivered to the Committee within the times prescribed in paragraph (a) above, treating the calendar year for which an amount is credited to the Employer Matching Account as the calendar year in which Compensation is earned for purposes of the timing rules.

(d) Establishment of Bookkeeping Accounts. The Committee shall establish a Deferred Compensation Account, an Employer Matching Account, and a Grandfathered Account in the name of each Participant in order to record the Restored Thrift Plan Benefit of a Participant. The Accounts shall be credited with amounts deferred by or credited on behalf of the Participant, and shall be charged from time to time with all amounts that are distributed to the Participant. Separate sub-accounts shall be maintained to record any amounts deferred or credited during each Plan Year, to which a Participant’s elections as to the timing and form of payment apply. All amounts that are credited to the Participants’ Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.

(e) Crediting of Interest. At least once each month, each Participant’s Account shall be credited with interest at a rate equal to the interest that would be earned were such Accounts invested in accordance with the Participant’s investment elections under the Thrift Plan.

(f) Valuation of Accounts. The value of a Participant’s Accounts shall be determined by the Committee and the Committee may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Accounts shall be valued as of the last day of each Plan Year or more frequently as determined by the Committee. The Committee shall furnish each Participant with an annual statement of his Accounts.

(g) Election of Time and Form of Payment of Deferred Compensation Account and Employer Matching Account. Subject to the provisions of this paragraph (g), a Participant shall elect, at the time he files a deferral election form with the Committee for a Plan Year, the time and manner in which his interest in any amounts credited to his Deferred Compensation Account or Employer Matching Account for such Plan Year, and any earnings on such amounts, shall be paid to him, from among the following options:

(1) Options as to Time of Payment. The options available to a Participant as to time of payment shall be as follows:

(A) Upon Separation from Service (due to Retirement, Disability or otherwise), or

(B) Upon the occurrence of a Fixed Date selected by the Participant, or

(C) Upon the earlier of Separation from Service or the occurrence of a Fixed Date.

Actual payment shall be made on the elected Fixed Date or on the first day of the month following Separation from Service, as applicable. Notwithstanding anything to the contrary in this Plan, in the event a Participant is a Specified Employee, any payments to which the Participant would otherwise be entitled during the first six (6) months following his Separation from Service for reasons other than death or Disability shall be accumulated and paid on the first day of the seventh (7th) calendar month following the Participant’s Separation from Service (or, if earlier, on the first day of the month following his date of death).

(2) Options as to Form of Payment. The options available to a Participant as to forms of payment shall be as follows:

(A) a lump sum,

(B) five (5) approximately equal annual installments, or

(C) ten (10) approximately equal annual installments.

In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant’s Accounts as of the end of the month immediately preceding the date of payment, divided by a fraction, the numerator of which is one (1), and the denominator of which is the total number of payments in the series minus the number of prior payments made.

(3) Failure to Elect Time or Form of Payment; Events Overriding Elections. In the event a Participant fails to properly elect a time or form of payment under this paragraph (g), such amounts shall be paid to him in a single lump sum on the first day of the month following his Separation from Service

(subject to subparagraph (1) above); provided, however, that notwithstanding any election made by a Participant as to the time or form of payment, such amounts shall be paid in a single lump sum on the first day of the month following the earliest to occur of the following events:

(A) Upon his death; or

(B) Upon a Change in Control.

(4) Subsequent Changes in the Time or Form of Payment. Notwithstanding anything to the contrary in this Article IV, a Participant shall have the right to defer the receipt of or change the form of payments owed to him under this paragraph (g). Any such change election (i) must be submitted in writing to the Committee, (ii) shall not be given effect until the date which is twelve (12) months after the date the request is submitted, (iii) except with respect to payments made on account of Disability, death or Unforeseeable Emergency, any payments to which the election relates must be deferred for a period of at least five (5) years from the date the election is submitted (or, if the election to be changed is an election of a payment at a Fixed Date, for at least five (5) years from the date such payment or the first amount would otherwise have been paid), and (iv) if the election to be changed is an election of payment at a Fixed Date, the election must be submitted at least twelve (12) months prior to the date the payment or the first amount was scheduled to be paid. For purposes of this subparagraph (4), the Participant’s election to receive payments in the form of installments shall be treated as the right to a series of separate payments, such that each installment payment owed shall be deemed to be a single payment. Notwithstanding anything to the contrary in this subparagraph (4), Participants shall have the right to change the timing and form of payments of such amounts at any time prior to December 31, 2006, without regard to the restrictions in clauses (ii), (iii) and (iv) of this subparagraph, provided that any such election that is submitted after December 31, 2005 shall not apply to amounts otherwise payable in calendar year 2006 and shall not cause an amount not otherwise payable in calendar year 2006 to be paid during 2006.

(5) Permitted Acceleration of Payment. Notwithstanding anything to the contrary in this paragraph (g), the Committee shall accelerate the time or schedule of a payment otherwise owed to a Participant under the following circumstances:

(A) To the extent necessary to comply with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), provided the payment is made to an individual other than the Participant; or

(B) Subject to Section IV(g)(1), to the extent benefits payable to the Participant are required to be included in income under Code section 409A and the regulations thereunder, provided that any payments shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder.

(h) Time and Form of Payment of Grandfathered Account. Except to the extent a Participant has selected to receive payment of his Grandfathered Account in (i) a single lump sum, or (ii) five (5) approximately equal annual installments, the time and payment of any Grandfathered Accounts shall be determined by the Committee in its sole discretion, which shall be exercised in a uniform manner; provided, however, that payment of such amounts will commence no later than the last day of the calendar year in which occurs the earlier of (i) the date the Participant attains age sixty-five (65) (or the date of retirement, if later), or (ii) the date of the Participant’s death.

(i) Death Benefit. In the event of a Participant’s death, his Beneficiary shall be entitled to receive a benefit equal to the Participant’s remaining Restored Thrift Plan Benefit. Any death benefit payable hereunder shall be made in a single lump sum on the first day of the month following the date of death.

(j) Payments Due to Unforeseeable Emergency. If the Committee determines, in its sole discretion, that the Participant has incurred an Unforeseeable Emergency, the Committee may distribute all or a portion of the amount of his Deferred Compensation Account and/or Employer Matching Account in a lump sum. The amount of any such distribution shall be limited to the amount reasonably necessary to satisfy the emergency need, as determined under regulations issued by the Secretary of the Treasury, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution, after taking into account any additional Compensation that will be available to the Participant upon the cancellation of his deferral election.

ARTICLE V

Restored Pension Plan Benefit

(a) Amount of Benefit. If the normal form of pension payable to the Participant from the Pension Plan is limited by the Applicable Code Provisions, the difference between the normal form of pension that would be payable to the Participant under the Pension Plan but for the Applicable Code Provisions and such Participant’s Basic Pension Plan Benefit shall be provided for such Participant under this Plan.

(b) Time and Form of Payment of Restored Pension Plan Benefit. Payment of a Participant’s Restored Pension Plan Benefit (other than the Grandfathered Benefit) shall begin on the first day of the earliest month as of which the Participant is eligible to receive unreduced payments under the Pension Plan, but not earlier than the Participant’s Separation from Service; provided, however, that in the event a Participant is a Specified Employee, any payments to which the Participant would otherwise be entitled during the first six (6) months following his Separation from Service for reasons other than death or Disability shall be accumulated and paid on the first day of the seventh (7th) calendar month following the Participant’s Separation from Service (or, if earlier, on the first day of the month following his date of death). Unless the Qualified Joint and Survivor Pension under subparagraph (1) below or an alternate form under subparagraph (2) below is applicable, the Restored Pension Plan Benefit (other than the Grandfathered Benefit) shall be paid as a Single Life Pension, providing monthly payments to the Participant during the remaining life of the Participant.

(1) Qualified Joint and Survivor Pension. Unless the Participant elects an alternate form of payment in accordance with subparagraph (2) below, a Participant who is married on the date his Restored Pension Plan Benefits are scheduled to commence shall receive payment in the form of a Qualified Joint and Fifty Percent (50%) Survivor Pension. Under this form, an adjusted amount shall be paid to the Participant for his lifetime; and the spouse (to whom the Participant was married when payments commenced), if surviving at the Participant’s death, shall receive thereafter for life a monthly Restored Pension Plan Benefit of fifty percent (50%) of the adjusted monthly amount paid to the Participant. The adjusted amount payable to the Participant shall be determined so that the value of the payments expected to be made to the Participant and his spouse is the Actuarial Equivalent of the Restored Pension Plan Benefit payable as a Single Life Pension. The last payment shall be made as of the first day of the month in which occurs the death of the last surviving of the Participant and his spouse.

(2) Alternate Forms of Payment. In lieu of payment in the form of a Single Life Pension or a Qualified Joint and Survivor Pension, a Participant may elect prior to the date payment of the Restored Pension Plan Benefit has commenced to receive payment of his Restored Pension Plan Benefit in

V-1

accordance with one of the following options, in an Actuarially Equivalent amount:

(A) Qualified Joint and More Than Fifty Percent (50%) Survivor Pension. Under this form, payments are made in the same manner as described in subparagraph (1) above, but with the percentage continued to the spouse being a specified percentage greater than Fifty Percent (50%) but not in excess of One Hundred Percent (100%).

(B) Certain and Life Pension. Under this form, the Participant shall receive a Restored Pension Plan Benefit payable for his further lifetime; however, if he dies after his Restored Pension Plan Benefit commenced but before receiving a guaranteed number of monthly payments (specified by the Participant but not to exceed the lesser of 120 or the months of life expectancy of the Participant and his designated Beneficiary), then monthly payments, in the same amount, will continue to his Beneficiary(ies), until the total number of payments made (including those to the Participant and those to the Beneficiary(ies)) equals such guaranteed number. If the Beneficiary(ies) should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such Beneficiary(ies) (or, if designated by the Participant, to a secondary Beneficiary(ies)), either in an Actuarially Equivalent single sum or as monthly payments.

(C) Non Spousal Joint and Survivor Pension. Under this form, the Participant shall receive a Restored Pension Plan Benefit payable for life, and payments in the amount of a specified percentage (not to exceed One Hundred Percent (100%)) of such benefit shall, if the Participant’s death occurs after payments commenced, be continued to a designated contingent pensioner during the contingent pensioner’s lifetime.

(c) Time and Form of Payment of Grandfathered Benefit. The Committee, in its sole discretion, shall determine the timing and method of payment of the Grandfathered Benefit; provided, however, that payment will commence no later than the last day of the calendar year in which occurs the earlier of (i) the date the Participant attains age sixty-five (65) (or the date of retirement, if later) or (ii) the date of the Participant’s death, provided such discretion shall be exercised in a uniform manner.

(d) Death Benefits. In the event any death benefit payable under the Pension Plan prior to commencement of the Basic Pension Plan Benefit thereunder is limited by Applicable Code Provisions, the amount by which such death benefit is so limited shall be payable hereunder. Any such death benefit shall be paid on the first day of the earliest month following the Participant’s death as of which the beneficiary of the death benefit under the Pension Plan is entitled to receive an unreduced benefit, and shall be paid in the form of a monthly pension equal to fifty percent (50%) of the Participant’s benefit.

V-2

ARTICLE VI

Supplemental Plan Benefits

(a) Amount of Benefit. In addition to any benefits described elsewhere in this Plan, the Plan shall pay to a Participant such benefits as may be described in a separate contract or agreement entered into by and between the Participant and the Employer.

(b) Time and Form of Payment of Supplemental Plan Benefits. Except to the extent provided otherwise in the separate contract or agreement, any Supplemental Plan Benefit that is in the nature of an increase in the Restored Pension Plan Benefit shall be paid at the time and in the form applicable to the Restored Pension Plan Benefit, and any Supplemental Plan Benefit that is in the nature of an increase in the Restored Thrift Plan Benefit shall be paid at the time and in the form applicable to the Restored Thrift Plan Benefit. Notwithstanding anything to the contrary in this Plan or in a separate contract or agreement, in the event a Participant is a Specified Employee, any payments to which the Participant would otherwise be entitled during the first six (6) months following his Separation from Service for reasons other than death or Disability shall be accumulated and paid on the first day of the seventh (7th) calendar month following the Participant’s Separation from Service (or, if earlier, on the first day of the month following his date of death).

(c) Death Benefits. If a Supplemental Plan Benefit is in the nature of an increase in the Restored Pension Plan Benefit, any death benefit payable in connection with such benefit shall be paid at the time and in the form applicable to the death benefit attributable to the Restored Pension Plan Benefit, and if a Supplemental Plan Benefit is in the nature of an increase in the Restored Thrift Plan Benefit, any death benefit payable in connection with such benefit shall be paid at the time and in the form applicable to the death benefit attributable to the Restored Thrift Plan Benefit. If a Supplemental Plan Benefit is unrelated to the Restored Pension Plan Benefit or the Restored Thrift Plan Benefit, then any death benefit provided for in the terms of the separate contract or agreement shall be payable in accordance with those terms.

VI-1

ARTICLE VII

Amendment and Termination

(a) In General. The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company. Any such amendment or termination shall be ratified and approved by the Company’s Board of Directors.

(b) Effect of Amendment or Termination.

(1) No such amendment or termination shall reduce the amounts to which any Participant is entitled as of the date of such amendment or termination.

(2) Upon termination, the Company shall distribute to Participants (or their beneficiaries) their vested interests in their Accounts in a lump sum, under the following circumstances:

(A) If the Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided all amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable;

(B) If the Plan is terminated within thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that the Employer also terminates all substantially similar arrangements and all amounts deferred under the Plan and such arrangements are distributed within twelve (12) months of the termination; or

(C) If all arrangements subject to Code Section 409A that are sponsored by the Employer and that are required to be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, only amounts that would be payable to the Participants without regard to the termination of the Plan are paid within twelve (12) months of the termination, all amounts are paid within twenty-four (24) months of the termination, and the Employer does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) at any time within five (5) years of the date of termination of the arrangement; or

(D) Such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe.

VII-1

ARTICLE VIII

Miscellaneous

(a) Establishment of Trust. The Company may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting the obligations of the Participating Employers to Participants under this Plan. Except as otherwise provided in the Plan or the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the Trustee solely to satisfy the liability of a Participating Employer in accordance with the Plan. A Participating Employer, in its sole discretion, and from time to time, may make contributions to the Trust. Unless otherwise paid by the Participating Employer, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the Trust. The powers, duties and responsibilities of the Trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the Trustee.

(b) Payments to Minors and Incompetents. If the Committee receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person, and that no guardian, committee, or other representative of the estate of such person shall have been duly appointed, the Committee may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(c) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract of employment between the Participating Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Participating Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(d) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Participating Adopting Employer. No Participant in the Plan shall have a security interest in assets of the Participating Employer used to make contributions or pay benefits.

(e) Recordkeeping. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Committee.

VIII-1

(f) Non-Alienation of Benefits. Except as may be permitted elsewhere in the Plan, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Committee. The Committee may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

(g) State Law. This Plan shall be construed in accordance with the laws of the State of Arkansas.

(h) Liability Limited. In administering the Plan, neither the Committee nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Committee, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Committee in good faith.

(i) Protective Provisions. Each Participant shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other relevant action as may be requested by the Committee. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his beneficiary, provided that, in the Committee’s sole discretion, benefits may be payable in an amount reduced to compensate the Participating Employer for any loss, cost, damage or expense suffered or incurred by the Participating Employer as a result in any way of such action, misstatement or nondisclosure.

(j) Successor Plan. In the event a Participant ceases to be eligible to participate in the Plan, but becomes eligible under any other nonqualified deferred compensation plan maintained by an Employer, then the Participant’s benefits under this Plan shall, in the discretion of the Committee, cease to be governed by this Plan and shall instead be governed by the provisions of the other plan.

VIII-2

(k) Impact on Other Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of any Participating Employer.

(l) Other Plans. Payments made to Participants under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Participating Employers.

(m) Taxes and Tax Withholding. The Committee and/or the Trustee shall withhold from any contribution to, amounts accumulated under, or distribution from the Plan or Trust such amounts as the Committee or the Trustee shall determine to be appropriate for Federal, State or local taxes applicable thereto. In the event a payment from the Plan is at the time of distribution subject to the Medicare portion of the Federal FICA tax, the payment shall be adjusted upwards so that the net payment to the Participant equals the amount that would be payable if such tax did not apply to the payment.

(n) Severability. If any provision of this Plan is found, held or deemed to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

(o) Headings and Subheadings. Headings and subheadings in this Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

(p) Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

(q) Right of Offset. The Participating Employers shall have the right to offset against any benefits payable to any Participant or Beneficiary any amounts owed by the Participant to the Participating Employer.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer this      day of                     , 2006.

DELTIC TIMBER CORPORATION

By:

Its:
“COMPANY”

VIII-3